EXHIBIT 99.1

NEWS RELEASE

Media Contact
Brian Kendrella
Spectrum Group International
949-955-1250
bkendrella@spectrumgi.com

SPECTRUM GROUP INTERNATIONAL'S BOWERS AND MERENA AUCTIONS TO JOIN FORCES WITH STACK'S TO CREATE STACK'S-BOWERS NUMISMATICS

IRVINE, Calif. - (December 22, 2010) - Spectrum Group International, Inc. (SPGZ.PK) announced today that its subsidiary Bowers and Merena Auctions, one of the world's pre-eminent auctioneers of rare coins and currency, has entered into an agreement with Stack's, the oldest rare coin retail and auction company in the U.S., to combine their operations. The new company, which will be known as Stack's-Bowers Numismatics, with a world coin division to be known as Stack's-Bowers and Ponterio, will be owned 51% by Bowers and Merena Auctions and 49% by Stack's. The closing, which is subject to the satisfaction of customary conditions, is expected to take place in early 2011.

Greg Roberts, president and chief executive officer of Spectrum Group (SGI), commented, “We believe that this combination, once consummated, will create a major player in the coin industry. Stack's had over $65 million in aggregate sales in 2010 and between them, the two companies have handled many of the significant coin collections that have sold at public auction, including the Eliasberg Sales, the Norweb Sales and the Ford Collections.”

Bowers and Merena Auctions president Chris Napolitano, who will serve as president of the combined company, said, “I am honored and excited to lead this new venture, which combines two of the leading names in our industry. We consider Stack's to be the crown jewel of coin auction houses and with this partnership, we have assembled a numismatic team that we believe to be unequaled in the industry. We look forward to continuing and expanding Stack's auction and retail locations in mid-town Manhattan, which serve not only the greater New York metropolitan area but also the entire east coast.”

Added Mr. Roberts, “A significant factor for SGI in pursuing this merger was the opportunity to partner with Charles, Joel and Harold Anderson and the rest of the Anderson family, who own a controlling interest in Stacks. For years I have enjoyed a strong personal and professional relationship with the Andersons and now look forward to a long-lasting association with the family through Stack's-Bowers Numismatics. We intend to continue the long tradition that the Stack family developed over many decades in New York. For years it has been a goal of ours to have a presence in NYC. With this partnership, we will achieve that goal at one of the most famous and prestigious addresses in the numismatics industry: 123 West 57th Street, New York, New York.”

Joel Anderson commented, “We are looking forward with great enthusiasm to the successful combination of these two fine companies. Both have rich histories of service with integrity to the numismatic community and together their combined resources and talents will bring new levels of service and value to the numismatic market. In addition, Charles, Harold and I have assembled some nice collections and we are pleased that Stack's-Bowers Numismatics will be there for us when the time comes to sell.”

Concluded Mr. Roberts, “Consistent with our goal of creating long-term value for our shareholders, we have made the decision to focus our energy on growing our core trading and numismatics businesses, and this transaction is a key part of that strategy. For those same reasons, we have entered into an agreement to sell our arms and armor auction company, Greg Martin Auctions, back to Greg Martin and his partners, following its January auction in Las Vegas. Under Mr. Martin's leadership, we have every expectation that Greg Martin Auctions will continue its tradition of providing expert appraisal and auction services to collectors of antique firearms.”

About Spectrum Group International, Inc.

Spectrum Group International, Inc., named to the Fortune 500 list in 2010, is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins, stamps, wine, and antique arms, armor and historical memorabilia, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrums from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors back by their precious metals, rare coin and other collectibles as collateral.

Our Trading business is conducted through A-Mark Precious Metals, Inc. and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark's subsidiary, Collateral Finance Corporation, which is the official Numismatic Lender of the American Numismatic Association, provides financing on a wide array of bullion and numismatic products.

Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and philatelic (stamps) materials, and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions.

Our Collectibles companies in the philatelic field are auction houses H.R. Harmer Global Philatelic of Irvine, California, Corinphila Auktionen of Zurich, Switzerland, Heinrich Köhler Auktionshaus of Wiesbaden, Germany, Corinphila Veilingen B.V., Amstelveen, Netherlands, and John Bull Stamp Auctions, Ltd of Hong Kong. Spectrum Group's Collectibles companies in the numismatics field include Bowers and Merena Auctions (rare coin and currency auction house), Ponterio & Associates (world and ancient coins and currency auction house), Teletrade (online coin auctions) and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the proposed transaction. Any statements contained herein that are not statements of historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the risk that the conditions to the closing of the transaction may not be satisfied. Other factors that could cause actual results to differ are identified in our public filings with the Securities and Exchange Commission (SEC), and include the fact that we have disclosed that you should not rely upon our previously published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information about factors that could affect our business and financial results included in our public filings with the SEC, which are available on the SEC's website located at www.sec.gov

The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.